Exhibit 99.1

News Release
22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2009 Financial Results

CHICAGO, Oct. 29, 2009—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third-quarter 2009 financial results. The company reported consolidated revenue of $120.1 million in the third quarter of 2009, a 4.3% decrease from $125.5 million in the third quarter of 2008. Consolidated operating income was $33.7 million in the third quarter of 2009, a decrease of 1.4% compared with $34.2 million in the same period a year ago. Net income was $22.5 million in the third quarter of 2009, or 45 cents per diluted share, compared with $22.2 million, or 45 cents per diluted share, in the third quarter of 2008.

Excluding acquisitions and the impact of foreign currency translations, revenue declined 10.2% in the third quarter of 2009. Third-quarter results included $9.3 million in revenue from acquisitions. Foreign currency translations had an unfavorable impact of $2.0 million. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first nine months of 2009, revenue was $356.4 million, a decline of 7.0% compared with $383.2 million in the same period in 2008. Revenue for the first nine months of the year included $22.0 million from acquisitions, which was partially offset by an unfavorable foreign currency impact of $12.7 million. Consolidated operating income declined 8.5% to $101.0 million in the first nine months of 2009, compared with $110.4 million in the first nine months of 2008. Net income was $68.0 million, or $1.37 per diluted share, in the first nine months of 2009, down from $73.3 million, or $1.49 per diluted share, in the same period in 2008.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Our organic revenue declined about 10% year over year, which was in line with the second quarter. The two biggest drivers of the revenue decline were Investment Consulting and the end of the Global Analyst Research Settlement period. We had about $1.5 million in GARS-related revenue during the quarter versus $5.5 million in the same period last year. Foreign currency translations also negatively impacted revenue, but to a lesser extent than in previous quarters. Still, we’re pleased with our relative performance considering the tough business environment this year.”

Mansueto added, “During the quarter, we added several important enhancements to our latest edition of Morningstar Direct. This is our flagship investment research platform for institutions, a product that is experiencing healthy growth. Our fund research team also introduced target-date fund series ratings and research. This supports one of our key growth strategies, which is to continue building thought leadership in independent investment research. International revenue continues to increase as a percentage of our consolidated revenue, rising about 13%, including about $8.0 million from acquisitions. Operating margin rose slightly in the third quarter, mainly because of cost-savings initiatives implemented earlier this year. We generated free cash flow of $32.5 million during the quarter, ending the period with $362.2 million in cash and investments and no bank debt.”

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which operate as registered investment advisors and earn more than half of their revenue from asset-based fees.

Revenue: In the third quarter of 2009, revenue in the Investment Information segment was $95.4 million, a decline of 1.7% compared with the third quarter of 2008; approximately $7.6 million of this revenue came from acquisitions. Revenue in the Investment Management segment was down 13.2% to $24.7 million, with approximately $1.7 million from acquisitions. Investment Consulting was the main factor behind the decrease, primarily because, as previously disclosed, two clients did not renew their contracts in the fall of 2008 and May 2009, respectively. Assets under advisement declined to $68.2 billion as of Sept. 30, 2009 from $85.2 billion as of Sept. 30, 2008.

Revenue from international operations was $34.5 million in the third quarter of 2009, an increase of 12.9% from the same period a year ago. International revenue included $7.9 million from acquisitions, which was slightly offset by a $2.0 million negative impact from foreign currency translations. Excluding acquisitions and foreign currency translations, international revenue declined 6.4% in the third quarter.

For the first nine months of 2009, international revenue was $93.4 million, including $16.7 million in revenue from acquisitions. Foreign currency translations had an unfavorable impact of $12.7 million. Excluding acquisitions and foreign currency translations, international revenue declined 4.5% from the same period a year ago. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $33.7 million in the third quarter of 2009, a 1.4% decrease from the same period in 2008. Operating expense declined $4.9 million, or 5.4%, in the third quarter of 2009 as the positive impact of cost-savings initiatives was partially offset by incremental expense from recent acquisitions.

Bonus expense decreased $8.0 million in the quarter because Morningstar made changes to its 2009 bonus plan as part of its efforts to better align its cost structure with revenue in the challenging business environment. The significant reduction in bonus expense also reflects a slowdown in 2009 financial performance compared with 2008. Earlier this year, the company suspended matching contributions to its 401(k) plan in the United States, further reducing operating expense by approximately $1.3 million. Morningstar had approximately 2,490 employees worldwide as of Sept. 30, 2009, compared with 2,510 as of June 30, 2009, and 2,250 as of Sept. 30, 2008. Headcount grew year over year because the company added approximately 170 employees through acquisitions and also continued hiring for its development center in China.

The company also reduced discretionary spending in travel, advertising, marketing, and data purchases to align costs with the lower revenue. In addition, the company revised the preliminary purchase price allocations related to recent acquisitions during the quarter, resulting in a $1.7 million reduction of previously recorded intangible amortization expense. Partially offsetting these reductions were additional costs related to acquisitions. Morningstar completed five acquisitions in the second half of 2008 and four acquisitions in the first nine months of 2009. Because of the timing of these acquisitions, third-quarter 2009 results include operating expense that did not exist in the third quarter of 2008. In addition, Morningstar recorded an expense of $2.4 million to increase its liability for vacant office space, primarily for the former Ibbotson headquarters. The company is anticipating lower sublease income and expects it will take more time to find a tenant than previously estimated.

The company’s operating margin was 28.0% in the third quarter of 2009, compared with 27.2% in the same period in 2008. Operating margin rose slightly in the third quarter, primarily because of the favorable impact of cost-savings initiatives.

In the first nine months of 2009, operating margin was 28.3%, compared with 28.8% in the first nine months of 2008. The margin decline is the result of a $3.5 million operating expense recorded in the second quarter of 2009 for estimated penalties related to the timing of deposits for taxes withheld on stock option exercises, partially offset by cost-savings initiatives.

Effective Tax Rate:  Morningstar’s effective tax rate was approximately 35% in the quarter and year-to-date periods, a decrease of 2.4 percentage points and 1.2 percentage points, respectively, compared with the prior-year periods. The lower effective tax rate reflects the use of $2.1 million in tax credits from previous years, favorably impacting the tax rate by approximately 6 percentage points in the quarter and 2 percentage points year to date. The 2009 year-to-date effective tax rate also reflects the favorable effect of reversing approximately $2.2 million in reserves for uncertain tax positions, of which $1.4 million occurred in the first quarter. These items were partially offset by the impact of the non-deductible deposit penalty expense, which increased the year-to-date effective tax rate by approximately 1.3 percentage points, and the impact of foreign taxes.

Free Cash Flow:  Morningstar generated free cash flow of $32.5 million in the third quarter of 2009, reflecting cash provided by operating activities of $36.1 million and $3.5 million of capital expenditures. Cash flow from operating activities decreased $13.1 million in the third quarter of 2009, compared with the prior-year period. A lower cash flow benefit from accrued compensation and income taxes contributed to the decline in operating cash flow. In the third quarter of 2008, operating cash flow included a $2.1 million benefit from tenant improvement allowances related to the construction of the company’s new corporate headquarters. This benefit did not recur in the third quarter of 2009. These items were partially offset by the impact of excess tax benefits. Excess tax benefits have a positive impact on cash provided by financing activities with an equal, but offsetting, impact on cash from operations. Excess tax benefits declined $3.5 million in the quarter, primarily reflecting lower average stock prices when employees exercised stock options and a reduction in the number of options exercised.

Capital expenditures decreased $8.4 million for the quarter and $19.0 million for the first nine months of the year. Capital expenditures were higher in 2008 mainly because of the timing of payments for construction of Morningstar’s new corporate headquarters.

In the first nine months of 2009, Morningstar generated free cash flow of $57.0 million, reflecting cash provided by operating activities of $67.3 million and capital expenditures of $10.3 million. Cash flow from operations in the first nine months of 2009 decreased $31.1 million from the prior-year period, reflecting lower cash flow benefits from accrued compensation and income taxes, a reduction in tenant improvement allowances of $11.8 million, and a $9.6 million increase in bonuses paid in the first quarter of 2009. These items were partially offset by the impact of excess tax benefits, which declined $16.3 million in the year-to-date period.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Sept. 30, 2009, Morningstar had cash, cash equivalents, and investments of $362.2 million, compared with $309.6 million as of Sept. 30, 2008, and $297.6 million as of Dec. 31, 2008.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM; Morningstar.com®, including Premium memberships and Internet advertising sales; and Morningstar DirectSM.

•      Revenue was $95.4 million in the third quarter of 2009, down 1.7% from $97.1 million in the third quarter of 2008. Acquisitions contributed revenue of $7.6 million to the Investment Information segment in the third quarter of 2009, offsetting the revenue decline by 7.9 percentage points.

•      The Global Analyst Research Settlement (GARS) expired in late July 2009. Revenue associated with GARS was $1.5 million in the third quarter of 2009, compared with $5.5 million in the same period a year ago. Morningstar has entered into new equity research contracts with two of the banks that were clients under GARS; however, these contracts only represent about 10% of the previous annual GARS revenue. The company is also continuing to provide broad equity coverage to individual investors, financial advisors, and institutions through a variety of other channels.

•      The U.S. version of Morningstar.com, which includes Internet advertising sales and Premium membership subscriptions, was the second largest factor behind the revenue decline in this segment. Premium subscriptions for Morningstar.com in the United States fell 13% to 155,200. Lower revenue from Principia also contributed to the decline, with subscriptions down about 14%

to 37,365. These declines were partially offset by revenue growth for Morningstar Direct, with licenses increasing 17% to 3,329. Advisor Workstation licenses were essentially flat year over year at 153,603.

•      Operating income was $33.3 million in the third quarter of 2009, compared with $33.6 million in the same period in 2008. Operating expense in this segment decreased $1.4 million, or 2.2%, primarily because of the bonus expense reduction, partially offset by additional costs from acquisitions.

•      Operating margin was 34.9% in the third quarter of 2009, compared with 34.6% in the prior-year period, as the impact of lower bonus expense as a percentage of revenue was offset by additional expense from recent acquisitions.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•      Revenue was $24.7 million in the third quarter of 2009, a 13.2% decrease from $28.4 million in the same period in 2008. The Intech acquisition in Australia contributed revenue of $1.7 million to this segment in the third quarter of 2009. The majority of the revenue decline was driven by Investment Consulting, which suffered because one client did not renew its contract when it expired in the fourth quarter of 2008 and another client did not renew its contract in May 2009.

•      Assets under advisement for Investment Consulting declined to $68.2 billion as of Sept. 30, 2009, compared with $85.2 billion as of Sept. 30, 2008. The majority of the asset decline reflects the two client non-renewals, partially offset by net inflows and new client wins for Ibbotson Associates, as well as positive market performance in 2009. Assets under management for Retirement Advice were $14.6 billion as of Sept. 30, 2009, compared with $13.5 billion as of Sept. 30, 2008. Assets under management for Morningstar® Managed PortfoliosSM were $1.9 billion as of Sept. 30, 2009, unchanged from Sept. 30, 2008.

•      Operating income was $14.4 million in the third quarter of 2009, a decrease of 10.9% compared with the third quarter of 2008. Operating expense in the segment decreased $2.0 million, or 16.2%, primarily because of lower bonus expense. These expense reductions were partially offset by additional operating expense from the Intech acquisition.

•      Operating margin was 58.3% in the third quarter of 2009, compared with 56.8% in the prior-year period. Lower bonus expense as a percentage of revenue was the primary reason for the margin improvement, but was partially offset by the Intech acquisition.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization related to acquisitions or corporate depreciation to its operating segments. Intangible amortization and corporate depreciation expense was $5.0 million in the third quarter of 2009 and reflects a $1.7 million reduction of previously recorded intangible amortization expense. Intangible amortization and depreciation expense for corporate departments in the first nine months of 2009 was $19.4 million, an increase of $4.0 million, or 25.6%, compared with the prior-year period.

Corporate Unallocated:  This category of expense includes the costs related to the company’s corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category for the third quarter of 2009 were $9.0 million, a decrease of $1.4 million, or 13.8%, compared with the prior-year period, primarily reflecting lower bonus and other compensation-related expense, partially offset by the $2.4 million expense for vacant office space. Corporate unallocated costs for the first nine months of 2009 were $26.3 million, a decrease of $2.3 million, or 8.2%, compared with the first nine months of 2008. The decrease primarily reflects lower bonus and other compensation-related expense, partially offset by the expense for vacant office space recorded in the third quarter and a $3.5 million operating expense related to the estimated deposit penalty recorded in the second quarter.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 325,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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©2009 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in thousands, except per share amounts)	2009	2008	change		2009	2008	change

Revenue	$120,088	$125,505	(4.3%	)	$356,353	$383,186	(7.0%	)
Operating expense(1):
Cost of goods sold	31,954	32,828	(2.7%	)	92,900	98,930	(6.1%	)
Development	9,447	10,271	(8.0%	)	28,185	30,187	(6.6%	)
Sales and marketing	17,730	19,457	(8.9%	)	53,276	62,547	(14.8%	)
General and administrative	20,643	22,507	(8.3%	)	57,649	62,392	(7.6%	)
Depreciation and amortization	6,631	6,266	5.8%		23,347	18,699	24.9%
Total operating expense	86,405	91,329	(5.4%	)	255,357	272,755	(6.4%	)
Operating income	33,683	34,176	(1.4%	)	100,996	110,431	(8.5%	)
Operating margin	28.0%	27.2%	0.8pp		28.3%	28.8%	(0.5)pp

Non-operating income (expense):
Interest income, net	572	1,568	(63.5%	)	2,314	4,468	(48.2%	)
Other income (expense), net	221	(241)	NMF		985	(203)	NMF
Non-operating income, net	793	1,327	(40.2%	)	3,299	4,265	(22.6%	)

Income before income taxes and equity in net income of unconsolidated entities	34,476	35,503	(2.9%	)	104,295	114,696	(9.1%	)
Income tax expense	12,407	13,547	(8.4%	)	37,099	42,127	(11.9%	)
Equity in net income of unconsolidated entities	429	268	60.1%		790	1,065	(25.8%	)
Consolidated net income	22,498	22,224	1.2%		67,986	73,634	(7.7%	)
Net (income) loss attributable to noncontrolling interests	22	(37)	NMF		40	(372)	NMF
Net income attributable to Morningstar, Inc.	$22,520	$22,187	1.5%		$68,026	$73,262	(7.1%	)

Net income per share attributable to Morningstar, Inc:
Basic	$0.46	$0.48	(4.2%	)	$1.42	$1.60	(11.3%	)
Diluted	$0.45	$0.45	—		$1.37	$1.49	(8.1%	)
Weighted average common shares outstanding:
Basic	48,457	46,499			47,930	45,883
Diluted	50,048	49,421			49,623	49,221

	Three months ended September 30				Nine months ended September 30
	2009	2008			2009	2008
(1) Includes stock-based compensation expense of:
Cost of goods sold	$690	$547			$1,954	$1,511
Development	410	359			1,177	1,047
Sales and marketing	407	366			1,185	1,090
General and administrative	1,356	1,546			4,340	4,883
Total stock-based compensation expense	$2,863	$2,818			$8,656	$8,531

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended September 30			Nine months ended September 30
	2009	2008	change	2009	2008	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	26.6%	26.2%	0.4pp	26.1%	25.8%	0.3pp
Development	7.9%	8.2%	(0.3)pp	7.9%	7.9%	—
Sales and marketing	14.8%	15.5%	(0.7)pp	15.0%	16.3%	(1.3)pp
General and administrative	17.2%	17.9%	(0.7)pp	16.2%	16.3%	(0.1)pp
Depreciation and amortization	5.5%	5.0%	0.5pp	6.6%	4.9%	1.7pp
Total operating expense(2)	72.0%	72.8%	(0.8)pp	71.7%	71.2%	0.5pp
Operating margin	28.0%	27.2%	0.8pp	28.3%	28.8%	(0.5)pp

	Three months ended September 30			Nine months ended September 30
	2009	2008	change	2009	2008	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.6%	0.4%	0.2pp	0.5%	0.4%	0.1pp
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.1%	1.2%	(0.1)pp	1.2%	1.3%	(0.1)pp
Total stock-based compensation expense(2)	2.4%	2.2%	0.2pp	2.4%	2.2%	0.2pp

(2)  Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2009	2008	2009	2008

Operating activities
Consolidated net income	$22,498	$22,224	$67,986	$73,634
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	6,631	6,266	23,347	18,699
Deferred income tax expense (benefit)	109	(1,637)	(847)	1,282
Stock-based compensation expense	2,863	2,818	8,656	8,531
Equity in net income of unconsolidated entities	(429)	(268)	(790)	(1,065)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(1,180)	(4,700)	(5,724)	(22,043)
Other, net	(61)	319	(626)	(791)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	4,209	3,043	13,521	(179)
Other assets	1,865	(1,614)	2,206	(3,460)
Accounts payable and accrued liabilities	4,005	431	(2,007)	1,428
Accrued compensation	3,637	14,369	(41,794)	(14,521)
Deferred revenue	(9,780)	(8,407)	(8,974)	(1,635)
Income taxes - current	2,603	14,003	12,999	27,107
Deferred rent	(67)	2,093	(353)	11,399
Other liabilities	(837)	305	(267)	(22)
Cash provided by operating activities	36,066	49,245	67,333	98,364
Investing activities
Purchases of investments	(61,330)	(24,915)	(111,603)	(71,861)
Proceeds from sale of investments	26,351	13,580	64,479	95,793
Capital expenditures	(3,518)	(11,936)	(10,286)	(29,290)
Acquisitions, net of cash acquired	(744)	(4,964)	(19,315)	(55,981)
Other, net	(6)	—	623	—
Cash used for investing activities	(39,247)	(28,235)	(76,102)	(61,339)
Financing activities
Proceeds from stock option exercises	2,725	4,687	14,378	17,282
Excess tax benefits from stock option exercises and vesting of restricted stock units	1,180	4,700	5,724	22,043
Other, net	(127)	1	(305)	(3)
Cash provided by financing activities	3,778	9,388	19,797	39,322
Effect of exchange rate changes on cash and cash equivalents	1,704	(3,660)	4,481	(2,308)
Net increase in cash and cash equivalents	2,301	26,738	15,509	74,039
Cash and cash equivalents — Beginning of period	187,099	206,877	173,891	159,576
Cash and cash equivalents — End of period	$189,400	$233,615	$189,400	$233,615

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2009	2008	2009	2008

Cash provided by operating activities	$36,066	$49,245	$67,333	$98,364
Less: Capital expenditures	(3,518)	(11,936)	(10,286)	(29,290)
Free cash flow	$32,548	$37,309	$57,047	$69,074

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30	December 31
($000)	2009	2008

Assets
Current assets:
Cash and cash equivalents	$189,400	$173,891
Investments	172,835	123,686
Accounts receivable, net	80,428	89,537
Deferred tax asset, net	5,542	3,538
Income tax receivable, net	1,757	9,193
Other	12,534	13,891
Total current assets	462,496	413,736

Property and equipment, net	60,751	58,822
Investments in unconsolidated entities	20,266	20,404
Goodwill	217,105	187,242
Intangible assets, net	113,612	119,812
Other assets	4,748	3,924
Total assets	$878,978	$803,940

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$30,517	$30,071
Accrued compensation	33,727	73,012
Deferred revenue	125,504	130,270
Other	6	88
Total current liabilities	189,754	233,441

Accrued compensation	4,551	3,611
Deferred tax liability, net	7,310	7,531
Other long-term liabilities	24,778	23,428
Total liabilities	226,393	268,011
Total equity	652,585	535,929
Total liabilities and equity	$878,978	$803,940

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30				Nine months ended September 30
($000)	2009	2008	change		2009	2008	change

Revenue
Investment Information	$95,410	$97,075	(1.7%	)	$289,389	$295,161	(2.0%	)
Investment Management	24,678	28,430	(13.2%	)	66,964	88,025	(23.9%	)
Consolidated revenue	$120,088	$125,505	(4.3%	)	$356,353	$383,186	(7.0%	)

Revenue — U.S.	$85,548	$94,924	(9.9%	)	$262,982	$289,621	(9.2%	)
Revenue — International	$34,540	$30,581	12.9%		$93,371	$93,565	(0.2%	)

Revenue—U.S. (percentage of consolidated revenue)	71.2%	75.6%	(4.4)pp		73.8%	75.6%	(1.8)pp
Revenue—International (percentage of consolidated revenue)	28.8%	24.4%	4.4pp		26.2%	24.4%	1.8pp

Operating income (loss)(1)
Investment Information	$33,298	$33,595	(0.9%	)	$107,377	$105,580	1.7%
Investment Management	14,391	16,149	(10.9%	)	39,280	48,904	(19.7%	)
Intangible amortization and corporate depreciation expense	(5,022)	(5,144)	(2.4%	)	(19,357)	(15,412)	25.6%
Corporate unallocated	(8,984)	(10,424)	(13.8%	)	(26,304)	(28,641)	(8.2%	)
Consolidated operating income	$33,683	$34,176	(1.4%	)	$100,996	$110,431	(8.5%	)

Operating margin(1)
Investment Information	34.9%	34.6%	0.3pp		37.1%	35.8%	1.3pp
Investment Management	58.3%	56.8%	1.5pp		58.7%	55.6%	3.1pp
Consolidated operating margin	28.0%	27.2%	0.8pp		28.3%	28.8%	(0.5)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of September 30
	2009	2008		% change
Our employees
Worldwide headcount (approximate)	2,490	2,250		10.7%
Number of U.S. stock analysts	90	103		(12.6%	)
Number of worldwide stock analysts	111	133		(16.5%	)
Number of U.S. fund analysts	28	28		—
Number of worldwide fund analysts	83	81		2.5%

Our business
Investment Information
Morningstar.com Premium subscriptions	155,200	178,355		(13.0%	)
Registered users for Morningstar.com (U.S.)	6,131,977	5,590,862		9.7%
U.S. Advisor Workstation licenses	153,603	153,398	(1)	0.1%
Principia subscriptions	37,365	43,660		(14.4%	)
Morningstar Direct licenses	3,329	2,843		17.1%

Investment Management
Assets under management for Morningstar Managed Portfolios	$1.9 bil	$1.9 bil		—
Assets under management for Intech(2)	$3.3 bil	—		—
Assets under management for managed retirement accounts	$14.6 bil	$13.5 bil		8.1%
Morningstar Associates	$1.4 bil	$1.2 bil		16.7%
Ibbotson Associates	$13.2 bil	$12.3 bil		7.3%
Assets under advisement for Investment Consulting	$68.2 bil	$85.2 bil		(20.0%	)
Morningstar Associates	$20.2 bil	$43.0 bil		(53.0%	)
Ibbotson Associates	$48.0 bil	$42.2 bil		13.7%

(1)  Revised to exclude Site Builder licenses. Beginning in 2009, Morningstar no longer includes the Site Builder product as part of Advisor Workstation. The number of Advisor Workstation licenses reported in 2008 has been adjusted to reflect this change.

(2)  Intech (Australia) was acquired on June 30, 2009

	Three months ended September 30		Nine months ended September 30
($000)	2009	2008	2009	2008
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$34,476	$35,503	$104,295	$114,696
Equity in net income of unconsolidated entities	429	268	790	1,065
Net (income) loss attributable to noncontrolling interests	22	(37)	40	(372)
Total	$34,927	$35,734	$105,125	$115,389
Income tax expense	$12,407	$13,547	$37,099	$42,127
Effective tax rate	35.5%	37.9%	35.3%	36.5%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended September 30				Nine months ended September 30
($000)	2009	2008	% change		2009	2008	% change

Consolidated revenue	$120,088	$125,505	(4.3%	)	$356,353	$383,186	(7.0%	)
Less: acquisitions	(9,342)	—	NMF		(22,002)	—	NMF
Unfavorable impact of foreign currency	1,969	—	NMF		12,697	—	NMF
Revenue excluding acquisitions and foreign currency translations	$112,715	$125,505	(10.2%	)	$347,048	$383,186	(9.4%	)

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended September 30				Nine months ended September 30
($000)	2009	2008	% change		2009	2008	% change

International revenue	$34,540	$30,581	12.9%		$93,371	$93,565	(0.2%	)
Less: acquisitions	(7,888)	—	NMF		(16,742)	—	NMF
Unfavorable impact of foreign currency	1,969	—	NMF		12,697	—	NMF
International revenue excluding acquisitions and foreign currency translations	$28,621	$30,581	(6.4%	)	$89,326	$93,565	(4.5%	)

Morningstar includes an acquired operation as part of revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	2009 Revenue from Acquisitions
Hemscott data, media, and investor relations Web site businesses	January 1 through January 8, 2009
Financial Computer Support, Inc.	January 1 through September 1, 2009
Fundamental Data Limited	January 1 through September 30, 2009
10-K Wizard Technology, LLC	January 1 through September 30, 2009
Tenfore Systems Limited	January 1 through September 30, 2009
InvestData (Proprietary) Limited	January 1 through September 30, 2009
Global financial filings database business of Global Reports LLC	April 20 through September 30, 2009
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1 through September 30, 2009
Andex Associates, Inc.	May 1 through September 30, 2009
Intech Pty Ltd	June 30 through September 30, 2009
Morningstar Korea Co., Ltd.	September 10 through September 30, 2009